As filed with the Securities and Exchange Commission on January 28, 2020

Registration No. 333-169460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2113479
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

300 George Street

New Haven, Connecticut 06511

(475) 230-2596

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Aradhana Sarin

President

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, Connecticut 06511

(Name and address of agent for service)

(475) 230-2596

(Telephone number, including area code, of agent for service)

Copies to:

Ellen Chiniara, Esq.

Executive Vice President, General Counsel

Alexion Pharmaceuticals, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Telephone: (475) 230-2596

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment relates solely to the removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration No. 333-169460 (the “Registration Statement”), of the Registrant filed with the Securities and Exchange Commission on September 17, 2010. The Registration Statement pertains to the registration of the offering and sale by certain selling stockholders of up to 26,696,387 shares of the common stock of the Registrant (the “Registered Securities”).

On January 28, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 15, 2019, by and among the Registrant, Alexion Pharmaceuticals, Inc. and Beagle Merger Sub, Inc., a wholly-owned subsidiary of Alexion Pharmaceuticals, Inc., Beagle Merger Sub, Inc. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Alexion Pharmaceuticals, Inc. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registered Securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Registered Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Massachusetts, as of January 28, 2020.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Aradhana Sarin President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Aradhana Sarin	President and Director (principal executive officer)	January 28, 2020
Aradhana Sarin

/s/ Michael Elloian	Treasurer and Director (principal financial and accounting officer)	January 28, 2020
Michael Elloian

/s/ Douglas Barry	Director	January 28, 2020
Douglas Barry

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